EXHIBIT 99.1

3101 Wilson Boulevard, Suite 700
News Release	Arlington, VA 22201

Contacts:

Brian J. Clark, Executive Vice President and Chief Financial Officer, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel, Stanley

(703) 739-7410

FOR IMMEDIATE RELEASE

Stanley Reports Record Earnings for

First Quarter Fiscal Year 2009

Highlights:

•                 Revenues up 29%, all organic(1), to $172.6 million;

•                 Operating income up 42%, operating margin 8.3%;

•                 Diluted EPS a record $0.35; and

•                 Company increases guidance to reflect Oberon acquisition.

ARLINGTON, Va. – July 31, 2008 – Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today announced record earnings for its first quarter ended June 27, 2008.

First quarter revenues exceeded the high end of company guidance by $4.6 million and diluted EPS exceeded the high end of guidance by $0.03. During the period, Stanley benefited from increased services related to U.S. passports and immigrant visas, ongoing demand for U.S. Navy SPAWAR C4ISR-related systems and services, and continued ramp-up of the U.S. Army’s global equipment RESET activities.

First Quarter Fiscal Year 2009 Results:

Revenues for the first quarter ended June 27, 2008, all organic, were $172.6 million, an increase of 29 percent over first quarter fiscal year 2008 revenues of $133.5 million. EBITDA(2) was $16.1 million for the quarter, an increase of 38 percent over EBITDA of $11.7 million in the year-ago quarter. EBITDA margin for the first quarter was 9.4 percent compared with 8.8 percent a year earlier. Operating income

(1) Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. Stanley believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the company's existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Please see the reconciliation table at the end of this release.

(2)  EBITDA is a non-GAAP measure that is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Please refer to the table at the end of this release that reconciles GAAP net income to EBITDA.

Stanley Reports Record Earnings for First Quarter Fiscal Year 2009

was $14.3 million, up 42 percent from $10.0 million in the same quarter of last fiscal year. Operating margin was 8.3 percent versus 7.5 percent in the first quarter of fiscal 2008.

Net income for the quarter was $8.3 million versus $5.4 million a year ago. Diluted earnings per share for the quarter were $0.35 compared with diluted earnings per share of $0.23 for the first quarter of fiscal year 2008.

Cash flow from operations for the first quarter of fiscal year 2009 was $8.1 million. Days sales outstanding (DSO) for the first quarter was 83 days, up from 81 days for the fourth quarter of fiscal year 2008.

Contract backlog at June 27, 2008 was $2.0 billion, an increase of 12 percent from fourth quarter fiscal year 2008 contract backlog of $1.8 billion at March 31, 2008, and an increase of 102 percent from first quarter fiscal year 2008 contract backlog of $1.0 billion at June 30, 2007.

First Quarter 2009 and Recent Operational Highlights:

•                 First quarter bookings totaled $384.7 million, equating to a book-to-bill ratio of 2.2:1;

•                 Among the new business awards and additional tasking in the first quarter:

•                  A contract to continue support for the Space and Naval Warfare Systems Center, Charleston, S.C. The contract includes four one-year options and three one-year award terms, which, if exercised and earned respectively, would bring the cumulative value of this contract to $249,882,601. The support provided by Stanley in Charleston and Norfolk, Va., will encompass production execution and technical support for the Mission Module / Command, Control, Communications, Computers, Combat Systems, Intelligence, Surveillance, and Reconnaissance Product Production effort;

•                  A five-year, $58 million time-and-materials subcontract to continue to provide automated test and diagnostic support to the U.S. Army Aviation and Missile Research, Development and Engineering Center’s Engineering Support Division; and

•                  A five-year, $22 million firm-fixed price contract by the Global Combat Support Systems – Marine Corps to continue support of the Logistics Information Systems office.

•                 During the first quarter, Stanley announced the acquisition of Oberon Associates, Inc. for $170 million, net of cash acquired, and completed the acquisition on July 15, 2008. The acquisition of Oberon, a provider of engineering, operational intelligence and information technology services, expands Stanley’s services to key customers with the U.S. Army, U.S. Air Force, Defense Information Systems Agency, and several agencies throughout the intelligence community; and

•                 During the first quarter of fiscal year 2009, Stanley began full operations at the Tucson Passport Center and began producing the U.S. Passport Card at the Arkansas Passport Center.

“Stanley posted an outstanding quarter to begin fiscal year 2009,” said Phil Nolan, Stanley’s chairman, president and CEO. “Our win of the SPAWAR Corporate Production follow-on contract gives us tremendous visibility for the second-largest component of our business. We remain confident that strength in our core business – as well as the addition of Oberon – will help us meet our increased revenue and earnings targets for fiscal year 2009.”

Management’s Outlook:

Based on the company’s current contract backlog and management’s estimate as to future tasking and contract awards, Stanley is issuing guidance for its fiscal year 2009 second quarter and full year. The table below represents management’s current expectations about future financial performance, based on information available at this time:

	Second Quarter Fiscal Year 2009 Ending September 26, 2008	Fiscal Year 2009 Ending March 31, 2009

Revenues	$184 - $192 million	$755 - $780 million
Diluted EPS	$0.31 - $0.33	$1.30 - $1.38
Diluted projected share count	23.7 – 23.8 million	23.8 - 23.9 million

As previously announced, Stanley will conduct a conference call today at 5:00 p.m. EDT to discuss fiscal first quarter 2009 results. To obtain the dial-in number, please contact Rashida Gofney at (703) 310-3209. The conference call will be broadcast simultaneously on the Investor Relations page of the company’s website, www.stanleyassociates.com. Investors are advised to log on to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. An archive of the webcast will be available for one week following the live event.

About Stanley

Stanley (NYSE: SXE) is a leading provider of information technology services and solutions to U.S. defense and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, Va., the company has more than 4,400 employees at over 100 locations in the U.S. and worldwide. In 2008 and 2007, Stanley was recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For.” Please visit http://www.stanleyassociates.com for more information.

Any statements in this press release about our future expectations, plans and prospects, including statements containing the words “estimates,” “anticipates,” “plans,” “expects” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. We assume no obligation to update publicly or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share amounts)

	Quarter Ended
	June 27, 2008	June 30, 2007
Revenues	$172,566	$133,481
Operating costs and expenses:
Cost of revenues	145,760	112,329
Selling, general and administrative	10,659	9,423
Amortization of deferred compensation	62	75
Depreciation and amortization	1,779	1,609
Total operating costs & expenses	158,260	123,436
Operating income	14,306	10,045
Other income (expense):
Other income	2	—
Interest expense – net	(411)	(1,062)
Total other expenses	(409)	(1,062)
Income before taxes	13,897	8,983
Provision for income taxes	(5,580)	(3,619)
Net income	$8,317	$5,364

Earnings per share:
Basic	$0.37	$0.24
Diluted	$0.35	$0.23
Weighted average shares:
Basic	22,676	21,898
Diluted	23,649	23,361

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 27, 2008	March 31, 2008
	(unaudited)
Assets

Current Assets:
Cash	$5,677	$271
Accounts receivable - net	156,251	160,928
Prepaid and other current assets	6,756	4,644
Total current assets	168,684	165,843

Property and equipment - net	16,291	12,894
Goodwill	113,615	113,615
Intangible assets - net	7,209	8,088
Deferred taxes	3,061	3,343
Other assets	2,287	2,272
Total assets	$311,147	$306,055

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$19,458	$29,628
Accrued expenses and other liabilities	66,376	62,649
Current portion of long-term debt	1,000	1,000
Income taxes payable	2,696	5,836
Total current liabilities	89,530	99,113

Long-term debt — net of current portion	35,500	35,500
Other long-term liabilities	6,979	4,738
Total liabilities	132,009	139,351

Commitments and contingencies:
Stockholders’ equity
Common stock, $0.01 par value — 200,000,000 shares authorized; 23,448,941 and 22,822,697 issued, respectively	234	228
Additional paid-in capital	87,627	83,970
Retained earnings	92,521	84,204
Accumulated other comprehensive loss	(522)	(929)
Less: Treasury stock; 595 and 0 shares at cost, respectively	(15)	—
Deferred compensation	(707)	(769)
Total stockholders’ equity	179,138	166,704
Total liabilities and stockholders’ equity	$311,147	$306,055

Organic Growth Reconciliation

(unaudited)

(in thousands)

	Quarter Ended
	June 27, 2008	June 30, 2007	Percent Growth
Total revenues, as reported	$172,566	$133,481	29%
Plus: Revenues from acquired companies for the comparable prior year period	—	—

Organic revenues	$172,566	$133,481	29%

EBITDA Reconciliation

(unaudited)

(in thousands)

	Quarter Ended
	June 27, 2008	June 30, 2007

Net income	$8,317	$5,364
Provision for income taxes	5,580	3,619
Interest expense – net	411	1,062
Other income	(2)	—
Depreciation and amortization	1,779	1,609
Amortization of deferred compensation	$62	$75
EBITDA	$16,147	$11,729

Revenues	$172,566	$133,481

EBITDA Margin	9.4%	8.8%

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